UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 24, 2015

EPR Properties
(Exact name of registrant as specified in its charter)

Maryland	001-13561	43-1790877
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
909 Walnut Street, Suite 200
Kansas City, Missouri 64106
(Address of principal executive office)(Zip Code)
(816) 472-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of David M. Brain
On February 24, 2015, EPR Properties (the "Company") announced that David M. Brain is retiring from the Company on March 31, 2015 (the "Retirement Date"), and effectively immediately, Mr. Brain will no longer hold the position of Chief Executive Officer and President.
Mr. Brain's base salary and benefit levels currently in effect will continue until the Retirement Date. Mr. Brain will not be eligible to participate in the Company's annual incentive program or the long-term incentive plan for 2015. Additionally, subject to the Company and Mr. Brain entering into an agreement (the "Retirement Agreement"), the Company expects to (a) pay or provide to Mr. Brain retirement severance benefits in the amount applicable to a "termination without cause" under the terms of his Employment Agreement with the Company, dated as of February 28, 2007 (the "Brain Employment Agreement"), and (b) accelerate vesting of 113,900 restricted share awards and 101,640 share options previously granted to him under the Company's annual incentive program and the long-term incentive plan. These severance benefits under the Brain Employment Agreement include a payment of approximately $11.6 million and the continuation of health and medical benefits for a period of 36 months. The Retirement Agreement is expected to also include a release of all claims in favor of the Company and its affiliates. Mr. Brain will continue to be obligated to comply with certain confidentiality, non-competition and non-solicitation provisions contained in the Brain Employment Agreement for a three-year period. In connection with his retirement, Mr. Brain will retire from the Company's Board of Trustees on or about the date of his entry into the Retirement Agreement.
Appointment of Gregory K. Silvers
On February 24, 2015, the Company announced that Gregory K. Silvers, currently the Chief Operating Officer and Executive Vice President of the Company, has been appointed by the Company's Board of Trustees to succeed Mr. Brain as Chief Executive Officer and President, effective immediately. The Board of Trustees has also appointed Mr. Silvers to fill the vacancy on the Board of Trustees which will result from Mr. Brain's retirement.
Mr. Silvers, 51, was appointed the Company's Executive Vice President in February 2012 and Secretary in January 2015. From 1998 until this appointment, he served as Vice President. He also served as the Company's Chief Operating Officer since 2006 and Chief Development Officer since 2001, and he previously served as Secretary and General Counsel from 1998 until October 2012. From 1994 to 1998, he practiced with the law firm of Stinson Leonard Street LLP specializing in real estate law. Silvers received his J.D. in 1994 from the University of Kansas.
There is no arrangement or understanding between Mr. Silvers and any other persons pursuant to which he was appointed Chief Executive Officer, President and Trustee of the Company, and there is no family relationship between Mr. Silvers and any Trustees or executive officers of the Company. Mr. Silvers is not currently engaged, and has not during the last fiscal year been engaged, in any transactions with the Company or its subsidiaries that are required to be disclosed under Item 404(a) of Regulation S-K, nor have any such transactions been proposed. The Company has not entered into, or amended, any material plan, contract or arrangement with Mr. Silvers in connection with the foregoing appointments, nor has the Company made any grants or awards to Mr. Silvers in connection therewith.

Item 7.01    Regulation FD Disclosure.
On February 24, 2015, the Company issued a press release announcing the matters described above. The Company's press release is attached as Exhibit 99.1 hereto and incorporated herein by reference. The information set forth in this Item 7.01 and Exhibit 99.1 is being "furnished" and shall not be deemed "filed" for the purposes of or otherwise subject to liabilities under Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release, dated February 24, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPR PROPERTIES

By:	/s/ Mark A. Peterson
Mark A. Peterson
Senior Vice President, Treasurer and Chief Financial Officer
Date: February 24, 2015

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release, dated February 24, 2015